Exhibit 5.8

[Sullivan & Cromwell LLP Letterhead]

December 16, 2014

Kinross Gold Corporation,
                             25 York Street,
                                                          17th Floor,
                                                                                      Toronto, Ontario,
                                                                                                                   Canada M5J 2V5.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) $500,000,000 aggregate principal amount of 5.95% Senior Notes due 2024 (the “New Notes”) of Kinross Gold Corporation, an Ontario corporation (the “Company”), to be issued in exchange for the Company’s outstanding 5.95% Notes due 2024 (the “Initial Notes”), pursuant to the Indenture, dated as of August 22, 2011, as amended (“the “Indenture”), among the Company, the guarantors listed on Annex A (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and (ii) the guarantees of the New Notes by the Guarantors of the Initial Notes pursuant to the Indenture, we, as your U.S. counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the combined Registration Statement on Form F-10 and Form S-4, as amended (the “Registration Statement”), has become effective under the Act, when the terms of the guarantee of the New Notes by Compañia Minera Maricunga (“Maricunga”), a corporation duly organized and existing under the laws of the Republic of Chile (the “Maricunga Guarantee”) and of its issuance and exchange have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon Maricunga and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Maricunga, when the Maricunga Guarantee has been duly executed and delivered by Maricunga and has been authenticated by the Trustee in conformity with the Indenture, and when the Maricunga Guarantee has been duly issued and exchanged as contemplated in the Registration Statement, the Maricunga Guarantee will constitute a valid and legally binding obligation of Maricunga, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  In rendering the foregoing opinion we have, with your approval, assumed that (i) Maricunga has been duly formed and is validly existing under the laws of the Republic of Chile, (ii) the Indenture has been duly authorized, executed and delivered by the Company insofar as the laws of Ontario and the Federal laws of Canada are concerned, (iii) the Indenture has been duly authorized, executed and delivered by Maricunga insofar as the laws of the Republic of Chile are concerned, (iv) the New Notes have been duly authorized, executed, issued and delivered by the Company insofar as the laws of Ontario and the Federal laws of Canada are concerned, (v) the Maricunga Guarantee has been duly authorized, executed and delivered by Maricunga insofar as the laws of the Republic of Chile are concerned and (vi) the provisions of the Maricunga Guarantee and the Indenture designating the law of the State of New York as the governing law for the Maricunga Guarantee and the Indenture are valid and binding upon Maricunga insofar as the laws of the Republic of Chile are concerned.  We note that with respect to all matters of local law of the Republic of Chile, you are relying upon the opinion of Carey y Cia, which is also filed as an exhibit to the Registration Statement.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Notes and Guarantees” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

Annex A

Guarantors

Aurelian Resources Inc.

Red Back Mining Mauritania No. 2 Limited

Red Back Mining Inc.

BGO (Bermuda) Ltd.

Kinross Brasil Mineraçao S.A.

Crown Resources Corporation

Fairbanks Gold Mining, Inc.

Melba Creek Mining, Inc.

Compañía Minera Mantos de Oro

Compañía Minera Maricunga

Round Mountain Gold Corporation